UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Cape Bancorp, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[CAPE BANCORP LOGO]

March 24, 2014

Dear Stockholder:

We cordially invite you to attend the 2014 Annual Meeting of Stockholders of Cape Bancorp, Inc., the parent company of Cape Bank. The Annual Meeting will be held at The Greate Bay Country Club, 901 Mays Landing Road, Somers Point, New Jersey 08244 at 9:00 a.m., local time, on April 28, 2014.

The enclosed Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted. During the Annual Meeting we will also report on the operations of Cape Bancorp, Inc. and Cape Bank. Our directors and officers will be present to respond to any questions that stockholders may have.

The business to be conducted at the Annual Meeting includes the election of three directors, the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and the approval of an advisory, non-binding resolution with respect to executive compensation, as described in the Proxy Statement.

Our Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interests of Cape Bancorp, Inc. and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” the election of the director nominees as well as each matter to be considered.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. Stockholders may vote via the internet, by telephone or by completing the enclosed Proxy Card in the enclosed postage-paid envelope. Voting in advance of the Annual Meeting will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Also enclosed for your review is our Annual Report on Form 10-K for the year ended December 31, 2013, which contains detailed information concerning our business activities and operating performance.

Sincerely,

/s/ Michael D. Devlin
Michael D. Devlin
President and Chief Executive Officer

CAPE BANCORP, INC.

225 North Main Street

Cape May Court House, New Jersey 08210

(609) 465-5600

NOTICE OF

2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 28, 2014

Notice is hereby given that the Annual Meeting of Stockholders of Cap Bancorp, Inc. will be held at The Greate Bay Country Club, 901 Mays Landing Road, Somers Point, New Jersey 08244 on April 28, 2014 at 9:00 a.m., local time.

A Proxy Statement and Proxy Card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and acting upon:

1.	The election of three directors;

2.	The ratification of the appointment of Crowe Horwath LLP as independent registered public accountants for the fiscal year ending December 31, 2014;

3.	An advisory, non-binding resolution with respect to executive compensation, as described in the Proxy Statement; and

4.	Such other business as may properly come before the Annual Meeting, and any adjournments or postponement thereof.

The Board is not aware of any other such business. Any action may be taken on the foregoing proposals at the Annual Meeting, including all adjournments thereof. Stockholders of record at the close of business on March 7, 2014 are entitled to vote at the Annual Meeting. A list of stockholders entitled to vote will be open and available for inspection at The Greate Bay Country Club, 901 Mays Landing Road, Somers Point, New Jersey 08244 during the entire Annual Meeting.

By Order of the Board of Directors
Cape Bancorp, Inc.

Cape May Court House, New Jersey	/s/ Joan B. Ditmars
March 24, 2014	Corporate Secretary

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS WHOSE SHARES ARE HELD IN REGISTERED FORM HAVE A CHOICE OF VOTING BY PROXY CARD, TELEPHONE OR THE INTERNET, AS DESCRIBED ON YOUR PROXY CARD. STOCKHOLDERS WHOSE SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER HOLDER OF RECORD MUST VOTE IN THE MANNER DIRECTED BY SUCH HOLDER. TO VOTE YOUR SHARES, PLEASE FOLLOW THE INSTRUCTIONS LOCATED ON YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING. ANY STOCKHOLDER OF RECORD PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM THE STOCKHOLDER OF RECORD TO VOTE IN PERSON AT THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2014—THIS PROXY STATEMENT, PROXY CARD AND CAPE BANCORP, INC.’S 2013 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT WWW.PROXYVOTE.COM.

Proxy Statement

CAPE BANCORP, INC.

225 North Main Street

Cape May Court House, New Jersey 08210

(609) 465-5600

2014 ANNUAL MEETING OF STOCKHOLDERS

April 28, 2014

This Proxy Statement and the accompanying Proxy Card and the Annual Report to Stockholders are being furnished to the stockholders of Cape Bancorp, Inc. (the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors of Cape Bancorp, Inc. to be used at the 2014 Annual Meeting of Stockholders of Cape Bancorp, Inc., which will be held at The Greate Bay Country Club, 901 Mays Landing Road, Somers Point, New Jersey 08244, on April 28, 2014, at 9:00 a.m., local time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 24, 2014.

WHO CAN VOTE

The Board of Directors has fixed March 7, 2014 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Cape Bancorp, Inc. common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On March 7, 2014, 11,881,985 shares of Cape Bancorp, Inc. common stock were outstanding and held by approximately 1,091 holders of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Cape Bancorp, Inc. common stock is necessary to constitute a quorum at the Annual Meeting.

HOW MANY VOTES YOU HAVE

Each holder of shares of Cape Bancorp, Inc. common stock outstanding on March 7, 2014 will be entitled to one vote for each share held of record, except as limited by the following sentence. Cape Bancorp, Inc.’s Articles of Incorporation provide that stockholders of record who beneficially own in excess of 10% of the outstanding shares of common stock of Cape Bancorp, Inc. are not entitled to any vote with respect to the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate, as well as by any person acting in concert with such person or entity.

MATTERS TO BE CONSIDERED

The purpose of the Annual Meeting is to vote on the election of three directors, to ratify the appointment of Crowe Horwath LLP as our independent registered public accountants for the fiscal year ending December 31, 2014, and to approve an advisory, non-binding resolution with respect to our executive compensation described in the Proxy Statement.

You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. You also may be asked to vote on a proposal to adjourn or postpone the Annual Meeting. Cape Bancorp, Inc. could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

The Board of Directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies on the Proxy Card in their best judgment.

HOW TO VOTE

You may vote your shares by completing and signing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope or by attending the Annual Meeting. Alternatively, you may choose to vote your shares using the Internet or telephone voting options, which are explained on your Proxy Card. You should complete and return the Proxy Card accompanying this document, or vote using the Internet or telephone voting options, in order to ensure that your vote is counted at the Annual Meeting, or at any adjournment or postponement thereof, regardless of whether you plan to attend. Where no instructions are indicated, validly executed proxies will be voted “FOR” the election of the three director nominees named on the Proxy Statement as well as “FOR” each other proposal set forth in this Proxy Statement for consideration at the Annual Meeting.

If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to attend the Annual Meeting. Examples of such documentation include a broker’s statement or letter or other documentation that will confirm your ownership of shares of Cape Bancorp, Inc. common stock. If you want to vote your shares of Cape Bancorp, Inc. common stock that are held in street name in person at the Annual Meeting, you will need a written proxy in your name from the broker, bank or other nominee who holds your shares.

Participants in the Cape Bank ESOP or 401(k) Plan

If you participate in the Cape Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold Cape Bancorp common stock through the Cape Bank Employees’ Savings & Profit Sharing Plan (the “401(k) Plan”), you will receive one Proxy Card for all plans that reflects all of the shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Cape Bancorp common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to provide instructions for all shares credited to his or her 401(k) Plan account and held in the Cape Bancorp, Inc. Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received. The deadline for returning your voting instructions is April 22, 2014. Telephonic and internet voting cutoff is 5:00 p.m. EDT.

QUORUM AND VOTE REQUIRED

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Cape Bancorp, Inc. common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is “WITHHELD.” The ratification of the appointment of Crowe Horwath LLP as independent registered public accountants is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.” As to the advisory, non-binding resolution with respect to our executive compensation as described in this Proxy Statement, a stockholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected on the Proxy Card, is required for the approval of this non-binding resolution. While this vote is required by law, it will neither be binding on Cape Bancorp, Inc. or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on Cape Bancorp, Inc. or the Board of Directors.

REVOCABILITY OF PROXIES

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:

•	Submitting written notice of revocation to the Corporate Secretary of Cape Bancorp, Inc. prior to the voting of such proxy;

•	Submitting a properly executed proxy bearing a later date;

•	Using the Internet or telephone voting options, which are explained on the Proxy Card; or

•	Voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Cape Bancorp, Inc.

225 North Main Street

Cape May Court House, New Jersey 08210

Attention: Joan B. Ditmars, Corporate Secretary

If your shares are held in street name, your broker votes your shares and you should follow your broker’s instructions regarding the revocation of proxies.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of Cape Bancorp, Inc. and its stockholders, and the Board of Directors unanimously recommends a vote “FOR” the election of the director nominees as well as each other matter to be considered. Unless otherwise instructed, validly executed proxies will be voted “for” the election of each of the nominees and each matter to be considered at the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Persons and groups who beneficially own in excess of 5% of our shares of common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934. The following table sets forth, as of March 7, 2014, the shares of our common stock beneficially owned by each person known to us who was the beneficial owner of more than 5% of the outstanding shares of our common stock.

	Amount of Shares
	Owned and Nature	Percent of Shares
Name and Address of	of Beneficial	of Common Stock
Beneficial Owners	Ownership (1)	Outstanding
Patriot Financial Partners, GP, LLC(2)	1,381,630	11.63
Cira Centre
2929 Arch Street, 27th Floor
Philadelphia, PA 19104
Cape Bank Employee Stock Ownership Plan (3)	1,015,773	8.55
225 North Main Street
Cape May Court House, New Jersey 08210
Wellington Management Company, LLP(4)	867,609	7.30
280 Congress Street
Boston, MA 02210
EJF Capital, LLC(5)	600,000	5.05
2107 Wilson Boulevard, Suite 410
Arlington, VA 22201

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)	Based on information contained in a Form 13F filed by Patriot Financial Partners, GP, LLC with the U.S. Securities and Exchange Commission (“SEC”) on February 13, 2014. Patriot Financial Partners, L.P. possesses shared voting and dispositive power and beneficially owns 1,178,153 shares of Company stock. Patriot Financial Partners Parallel, L.P. possesses shared voting and dispositive power and beneficially owns 203,477 shares of Company stock. Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. are collectively referred to herein as the “Funds.” Patriot Financial Partners, GP, LLC (the “LLC”) serves as a general partner of Patriot Financial Partners GP, L.P. (the “GP”) and the GP serves as general partner of the Funds. Messrs. Wycoff, Lubert and Lynch also serve as general partners of the Funds and the GP and as members of the LLC. Based on these relationships, each of Messrs. Wycoff, Lubert and Lynch, the LLC and the GP may be deemed to possess shared voting and dispositive power over the shares of Company common stock held by the Funds, which totals 1,381,630 shares. This amount includes shares beneficially own by Mr. Lynch who is a “managing partner” of Patriot Financial Partners and a director of Cape Bancorp, Inc.
(3)	Based on a Schedule 13G/A filed by Cape Bank Employee Stock Ownership Plan Trust with the SEC on January 29, 2014.
(4)	Based on a Schedule 13G/A filed by Wellington Management Company, LLP with the SEC on February 14, 2014.
(5)	Based on a Schedule 13G filed by EJF Capital, LLC with the SEC on February 14, 2014.

PROPOSAL I — ELECTION OF DIRECTORS

Our Board of Directors presently consists of 10 members. Our bylaws provide that our Board of Directors shall be divided into three classes, and one class of directors is to be elected annually. Our directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors shall have been elected and shall qualify. Three directors will be elected at the Annual Meeting and will serve until their successors have been elected and qualified. The Nominating Committee has nominated Agostino R. Fabietti, Roy Goldberg and James J. Lynch to serve as Directors for three-year terms. Each of the nominees is currently a member of the Board of Directors.

The following table sets forth certain information regarding the composition of our Board of Directors as of March 7, 2014, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Annual Meeting for the election of the nominees identified below. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

Name (1)	Age	Positions Held in Cape Bancorp, Inc.	Director Since (2)	Current Term to Expire	Shares of Common Stock Beneficially Owned (3)		Percent of Class
NOMINEES
Agostino R. Fabietti	69	Director	2008	2014	101,841	(4)	*
Roy Goldberg	58	Director	2010	2014	2,598	(5)	*
James J. Lynch	64	Director	2009	2014	1,383,950	(6)	11.34%
DIRECTORS CONTINUING IN OFFICE
Michael D. Devlin	64	Director and Chief Executive Officer /President	2008	2015	370,501	(7)	3.04%
Benjamin D. Goldman	67	Director	2012	2015	3,375	(8)	*
Matthew J Reynolds	43	Director	2004	2015	25,595	(9)	*
Frank J. Glaser	65	Director	2006	2016	13,145	(10)	*
David C. Ingersoll, Jr.	67	Director	1977	2016	39,145	(11)	*
Thomas K. Ritter	58	Director	2008	2016	220,834	(12)	1.81%
Althea L.A. Skeels	62	Director	2012	2016	12,898	(13)	*
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Guy Hackney	59	Executive Vice President Chief Financial Officer			70,182	(14)	*
Michele Pollack	52	Executive Vice President Chief Lending Officer			38,871	(15)	*
James F. McGowan, Jr.	67	Executive Vice President Chief Credit Officer			40,666	(16)	*
Charles L. Pinto	58	Executive Vice President Chief Marketing Officer			27,544	(17)	*
All Directors and Executive Officers, as a Group (14 individuals)					2,351,134		19.27%

*	Less than 1% of the 11,881,985 shares of the outstanding Cape Bancorp, Inc. common stock.
(1)	The mailing address for each person listed is 225 North Main Street, Cape May Court House, New Jersey 08210.
(2)	Includes service on the board of Cape Bank.
(3)	See definition of “beneficial ownership” in the table in “Voting Securities and Principal Holders Thereof.”
(4)	Includes 71,696 shares held by Mr. Fabietti’s spouse, 22,000 shares held in an individual retirement account, 1,375 shares of restricted stock held by Mr. Fabietti under the Cape Bancorp, Inc. 2008 Equity Incentive Plan and 1,770 shares of common stock issuable upon exercise of options issued under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(5)	Includes 223 shares held by Mr. Goldberg’s son and 1,375 shares of restricted stock held by Mr. Goldberg under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(6)	Includes 1,380,805 shares held in a partnership in which Mr. Lynch is a member, 1,375 shares of restricted stock held by Mr. Lynch under the Cape Bancorp, Inc. 2008 Equity Incentive Plan and 1,770 shares of common stock issuable upon exercise of options under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(7)	Includes 29,568 shares held by Mr. Devlin’s spouse, 4,500 shares held by Mr. Devlin’s daughters, 26,507 shares held by Mr. Devlin in an individual retirement account, 20,264 shares held by Mr. Devlin in a Cape Bank 401(k) plan, 7,737 shares held by Mr. Devlin in a Cape Bank Employee Stock Ownership Plan and 180,000 shares of common stock issuable upon exercise of options issued under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.

(8)	Includes 1,375 shares of restricted stock held by Mr. Goldman under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(9)	Includes 7,250 shares held by Mr. Reynolds’s company 401(k) plan, 4,000 shares held by Mr. Reynolds in an individual retirement account, 1,375 shares of restricted stock held by Mr. Reynolds under the Cape Bancorp, Inc. 2008 Equity Incentive Plan and 1180 shares of common stock issuable upon exercise of option issued under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(10)	Includes 5,000 shares held by Mr. Glaser in an individual retirement account, 5,000 shares owned by a company controlled by Mr. Glaser, 1,375 shares of restricted stock held by Mr. Glaser under the Cape Bancorp, Inc. 2008 Equity Incentive Plan and 1,770 shares of common stock issuable upon exercise of options issued under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(11)	Includes 1,375 shares of restricted stock held by Mr. Ingersoll under the Cape Bancorp, Inc. 2008 Equity Incentive Plan and 1,770 shares of common stock issuable upon exercise of options issued under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(12)	Includes 155,300 shares held by Mr. Ritter’s spouse, 55,000 shares owned by a company controlled by Mr. Ritter, 1,375 shares of restricted stock held by Mr. Ritter under the Cape Bancorp, Inc. 2008 Equity Incentive Plan and 1770 shares of common stock issuable upon exercise of option issued under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(13)	Includes 4,095 shares held by Ms. Skeels in an individual retirement account and 1,375 shares of restricted stock held by Ms. Skeels under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(14)	Includes 3,206 shares held by Mr. Hackney in an individual retirement account, 20,067 shares held by Mr. Hackney in a Cape Bank 401(k) plan, 6,376 shares held by Mr. Hackney in a Cape Bank Employee Stock Ownership Plan and 36,000 shares of common stock issuable upon exercise of options issued under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(15)	Includes 2,871 shares held by Ms. Pollack in a Cape Bank Employee Stock Ownership Plan and 36,000 shares of common stock issuable upon exercise of options under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(16)	Includes 2,000 shares held by Mr. McGowan in an individual retirement account, 2,666 shares held by Mr. McGowan in a Cape Bank Employee Stock Ownership Plan and 36,000 shares of common stock issuable upon exercise of options under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.
(17)	Includes 2,300 shares held by Mr. Pinto in an individual retirement account, 1,244 shares held by Mr. Pinto in a Cape Bank Employee Stock Ownership Plan and 24,000 shares of common stock issuable upon exercise of options under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.

Directors

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company beginning in 2014.

Michael D. Devlin has served as a director since January 31, 2008 and President and Chief Executive Officer since January 27, 2009. Mr. Devlin previously served as Executive Vice President/Chief Operating Officer since January 31, 2008 at Cape Bank since the merger of Boardwalk Bank into Cape Bank on January 31, 2008. Mr. Devlin currently serves as a member of the Board of Directors of Marquette National Corporation, a bank holding company based in Chicago, Illinois. Mr. Devlin brings extensive banking and management expertise to the Board of Directors.

Agostino R. Fabietti has served as Chairman of the Board of Directors since April 26, 2011 and as a Director since January 31, 2008, previously serving as a director of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999. He is a principal of Fabietti, Hale, Hammerstedt and Powers, PA, a regional accounting firm which provides accounting and financial services to businesses, professional corporations and individuals. Mr. Fabietti oversees 14 professionals at Fabietti, Hale, Hammerstedt and Powers. Mr. Fabietti is a certified public accountant and his background in public accounting enhances the Board of Director’s oversight of financial reporting and its relationship with its independent public accounting firm.

Frank J. Glaser has served as a director of Cape Bank since 2006. Mr. Glaser is the President and owner of James Candy Company, a retail, manufacturing and mail order business headquartered in Atlantic City, New Jersey. Mr. Glaser’s experience managing a local business and his knowledge of the local business markets provides the Board of Directors a unique perspective.

Roy Goldberg has served as a director since August 16, 2010, previously serving as a director of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999 until the merger with Cape Bancorp, Inc. and Cape Bank. He is President and Chief Executive Officer of Gold Transportation Services which has assumed the leadership position as the premier supplier of air transportation services to the Atlantic City, New Jersey casino industry. Mr. Goldberg brings extensive knowledge of the local community to the Board of Directors.

Benjamin D. Goldman has served as a director since June 28, 2012. Mr. Goldman is a managing partner for Palmaire Associates, a developer and a former golf course owner. Mr. Goldman serves on the Board of Directors for the ALC Group, an Environmental Testing and Remediation Company and on the Board of Advisors for Surety Title Company. Mr. Goldman brings extensive knowledge of the local real estate community to the Board of Directors.

David C. Ingersoll, Jr. has served as a director of Cape Bank since 1977. Mr. Ingersoll is the owner and President of Ingersoll-Greenwood, a funeral home located in North Wildwood, New Jersey. Mr. Ingersoll has extensive knowledge of the local markets and communities served by Cape Bank.

James J. Lynch is a managing partner of Patriot Financial Partners, a firm focused on investing in community banks, headquartered in Philadelphia, Pennsylvania. He previously served as Vice Chairman of Sovereign Bancorp and Chief Executive Officer of the Mid-Atlantic Division for Sovereign Bank. He also served in the positions of Chairman, President, and Chief Executive Officer of Fleet Bank of Pennsylvania; President and Chief Executive Officer of Summit Bank of Pennsylvania; and Chairman, President and Chief Executive Officer of Prime Bank. Mr. Lynch was appointed as director on February 23, 2009. Mr. Lynch has considerable experience in and knowledge of the capital markets, as well as significant executive level banking experience, which is valuable to the Board of Directors in its assessment of Cape Bancorp’s sources and uses of capital. Mr. Lynch currently serves as a member of the Board of Directors at other financial institutions.

Matthew J. Reynolds has served as a director of Cape Bank since 2004. Mr. Reynolds is a Certified Public Accountant and is a partner at Capaldi, Reynolds and Pelosi, a certified public accounting firm located in Northfield, New Jersey. Mr. Reynolds is the Co-Managing Partner of Capaldi, Reynolds and Pelosi, overseeing 51 employees. Capaldi, Reynolds and Pelosi provide auditing, tax planning and compliance and business consulting services. Mr. Reynolds is also Co-Managing partner of CRA Financial Services, an SEC registered investment advisory firm that manages more than $320 million in assets. Mr. Reynolds has multiple investment and insurance licenses, including the FINRA Series 66, and is a Certified Financial Planner. Prior to joining Capaldi, Reynolds and Pelosi, Mr. Reynolds was an auditor with Arthur Anderson Co., focusing on the financial services industry. Mr. Reynolds brings extensive accounting experience that benefits the Board of Directors in its oversight of financial reporting and disclosure issues.

Thomas K. Ritter has served as a director since January 31, 2008, previously serving as a Director of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999. He is the owner and President of A. E. Stone, Inc. of Pleasantville, New Jersey. A. E. Stone, Inc. is a company engaged in the manufacture of asphalt and an asphalt paving contractor. Mr. Ritter is a certified public accountant (retired). Mr. Ritter brings extensive knowledge of the local commercial real estate industry to the Board of Directors. Mr. Ritter currently serves on the Shore Medical Center Foundation Board, served on the Mainland Regional High School Board of Education for 15 years and is a newly elected Trustee of the J. Wood Platt Scholarship Trust.

Althea L.A. Skeels has served as a director since November 19, 2012. Ms. Skeels is Co-Founder and Principal of Cobble Hill Financial Services, a consulting and investment management firm, located in Moorestown, New Jersey, dealing almost exclusively with institutional client portfolios. During her career, she has served as lead partner responsible for the Philadelphia Deloitte & Touche banking and financial services clients, then as Executive Vice President and Portfolio Manager responsible for the institutional client division for Rittenhouse Financial Services. Ms. Skeels is registered with the SEC as an investment advisor. Ms. Skeels brings extensive accounting/banking knowledge to the Board of Directors.

Executive Officers of Cape Bank Who Are Not Also Directors

Guy Hackney has served as Chief Financial Officer since January 27, 2009. He was appointed Executive Vice President effective February 21, 2011. Mr. Hackney previously served as Senior Vice President, Accounting and Finance, at Cape Bank since the merger of Boardwalk Bank into Cape Bank on January 31, 2008. Prior to that time, Mr. Hackney was Controller of Boardwalk Bank for four years. He has over 33 years of experience in banking.

Michele Pollack has served as Executive Vice President/Chief Lending Officer since May 7, 2010. Prior to that time, Ms. Pollack served as Managing Director and Chief Lending Officer for a Pennsylvania-based bank. She has over 32 years of experience in the banking industry, including 21 years in lending.

James F. McGowan, Jr. has served as Executive Vice President/Chief Credit Officer since April 19, 2010. Prior to that time, Mr. McGowan served as Executive Vice President/Chief Credit Officer of a large regional bank in the northeast. He has over 30 years of experience of banking experience including executive management in the areas of Credit Management and Commercial Lending.

Charles L. Pinto has served as Executive Vice President/Chief Marketing Officer since July 5, 2011. Prior to that time, Mr. Pinto was Senior Vice President and Director of Corporate Communications for Wilmington Trust, a diversified financial services firm specializing in banking, trust and wealth management. He has over 28 years of industry experience, serving in a variety of sales, marketing and business line management positions.

Board Independence and Leadership Structure

The Board of Directors affirmatively determines the independence of each director in accordance with Nasdaq Stock Market rules, which include all elements of independence set forth in the Nasdaq listing standards. Based on these standards, the Board of Directors has determined that, with the exception of Michael D. Devlin, our President and Chief Executive Officer, each member of the Board of Directors is independent.

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders at this time. The structure ensures a greater role for the independent directors in the oversight of Cape Bancorp, Inc. and active participation of the independent directors in setting agendas and establishing Board priorities and procedures.

Meetings and Committees of the Board of Directors

The business of Cape Bancorp, Inc. is conducted at regular and special meetings of the full Board and its standing committees. In addition, our independent directors meet in Executive Sessions. The standing committees consist of the Compensation, Audit, and Nominating and Corporate Governance Committees. During the year ended December 31, 2013, Cape Bancorp, Inc. and Cape Bank held regular meetings. The Board of Cape Bancorp, Inc. met at twelve regular meetings and the Board of Cape Bank met at twelve regular meetings and one special meeting during the year ended December 31, 2013. No member of the Board or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he/she has been a director); and (ii) the total number of meetings held by all committees of the Board on which he/she served (during the periods that he/she served). The duties and responsibilities of the Compensation, Audit, and Nominating and Corporate Governance Committees are as follows:

Compensation Committee. The Compensation Committee is comprised of non-employee directors who satisfy the independence requirements of the Nasdaq Stock Exchange on which our shares are listed. The members of the Compensation Committee currently consist of directors Ritter, who serves as Chairman, Goldman, Glaser, Reynolds and Skeels. The Compensation Committee meets at least annually or more frequently if necessary. Our Board of Directors has adopted a written charter for the Committee, which is available on our website at www.capebanknj.com. The Compensation Committee met nine times during the year ended December 31, 2013. The purpose of the Compensation Committee is to, among other things, assist the Board in fulfilling its responsibilities regarding the compensation and benefits of our directors and executive management.

In furtherance of these objectives, the Compensation Committee is responsible for:

•	Reviewing, evaluating and recommending objectives relevant to the Chief Executive Officer’s compensation; evaluating the Chief Executive Officer’s performance relative to established goals; and reviewing, evaluating and recommending to the Board of Directors the Chief Executive Officer’s compensation;

•	Reviewing, evaluating and recommending, in consultation with the Chief Executive Officer, goals relevant to the compensation of our other Named Executive Officers; and reviewing such Officers’ performance in light of these goals and determining such Officers’ cash and equity compensation based on this evaluation;

•	Establishing and administering our incentive cash compensation program for Executive Management;

•	Administering our equity incentive award program;

•	Reviewing, evaluating and recommending, in consultation with the Nominating and Corporate Governance Committee, the compensation to be paid to our directors and to directors of our affiliates for their service on the Board of Directors;

•	Reviewing, evaluating and recommending the terms of employment and severance agreements and arrangements for Executive Management, including any change of control and indemnification provisions, as well as other compensatory arrangements and perquisite programs for Executive Management; and

•	Reviewing and approving changes in our qualified benefit plans that result in a material change in costs or the benefit levels provided and changes in a plan trustee, administrator, or service provider.

The Compensation Committee, in performing these duties and responsibilities with respect to Director and Executive Officer compensation, utilizes survey information provided by compensation consultants.

Audit Committee. The Audit Committee consists of directors Reynolds, who serves as Chairman, Fabietti, Goldberg, Ingersoll and Ritter. Each member of the Audit Committee is “independent” as defined in the Nasdaq corporate governance listing standards and under Securities and Exchange Commission Rule 10A-3. The Board of Directors has determined that directors Reynolds and Fabietti each qualify as an “audit committee financial expert”, as that term is used in the rules and regulations of the Securities and Exchange Commission. Information with respect to the experience of directors Reynolds and Fabietti is included in “Directors.” Our Board of Directors has adopted a written charter for the Audit Committee, which is available at our website at www.capebanknj.com. The Audit Committee met five times during the year ended December 31, 2013.

The duties and responsibilities of the Audit Committee include, among other things:

•	Monitoring and overseeing the integrity of our accounting and financial reporting process, audits, financial statements and systems of internal controls;

•	Monitoring and overseeing the independence and performance of our external auditors, internal auditors and outsourced internal audit consultants;

•	Facilitating communication among the external auditors, management, internal auditors, and the outsourced internal audit consultants; and

•	Maintaining oversight of the external auditors, including the appointment, compensation, retention and, when considered necessary, the dismissal of the external auditors.

Audit Committee Report

The Audit Committee has issued a report that states as follows:

•	We have reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements for the year ended December 31, 2013;

•	We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and

•	We have received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and have discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

The Audit Committee

Matthew J. Reynolds (Chair)

Agostino R. Fabietti

Roy Goldberg

David C. Ingersoll, Jr.

Thomas K. Ritter

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of directors Glaser, who serves as Chairman, Fabietti, Goldberg, Goldman, Lynch and Skeels. Each member of the Nominating and Corporate Governance Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. Our Board of Directors has adopted a written charter for the Committee, which is available at our website at www.capebanknj.com. The Nominating and Corporate Governance Committee met four times during the year ended December 31, 2013. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying qualified individuals to become Board members; recommending to the Board nominees for the next Annual Meeting of Stockholders; determining the size and composition of the Board and its committees; monitoring a process to assess Board effectiveness; developing and implementing corporate governance principles; and developing and implementing our Code of Conduct and Ethics.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees, if it chooses to do so. The Nominating and Corporate Governance Committee would seek to identify a candidate who, at a minimum, satisfies the following criteria:

•	The highest personal and professional ethics and integrity and whose values are compatible with our values;

•	Experience and achievements that have given them the ability to exercise and develop good business judgment;

•	A willingness to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	A familiarity with the communities in which we operate and/or is actively engaged in community activities;

•	Involvement in other activities or interests that do not create a conflict with their responsibilities to Cape Bancorp and its stockholders; and

•	The capacity and desire to represent the balanced, best interests of our stockholders as a group, and not primarily a special interest group or constituency.

The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards.

Procedures for the Recommendation of Director Nominees by Stockholders. In February 2008, in connection with our becoming a public company, the Nominating and Corporate Governance Committee adopted procedures for the submission of recommendations for director nominees by stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating and Corporate Governance Committee will consider candidates submitted by our stockholders. Stockholders can submit the names of qualified candidates for director by writing to us at 225 North Main Street, Cape May Court House, New Jersey 08210, Attention: Corporate Secretary.

The submission must include the following information:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;

•	The name and address of the stockholder as they appear on our books, and number of shares of our common stock owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	The name, address and contact information for the candidate, and the number of shares of our common stock owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	A statement of the candidate’s business and educational experience;

•	Such other information regarding the candidate as would be required to be included in the Proxy Statement pursuant to Securities and Exchange Commission Regulation 14A;

•	A statement detailing any relationship between the candidate and Cape Bancorp, Inc. and its affiliates;

•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of Cape Bancorp or its affiliates;

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	A statement of the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an Annual Meeting of Stockholders must comply with the procedural and informational requirements described in our Bylaws.

Stockholder Communications with the Board. A stockholder of Cape Bancorp, Inc. who wants to communicate with the Board of Directors or with any individual director can write to us at 225 North Main Street, Cape May Court House, New Jersey 08210, Attention: Corporate Secretary. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:

•	Forward the communication to the Board of Directors or director to whom it is addressed; or

•	Attempt to handle the inquiry directly, or forward the communication for response by another employee of Cape Bancorp, Inc. For example, a request for information about us on a stock-related matter may be forwarded to our investor relations officer; or

•	Not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

The Corporate Secretary will make those communications that were not forwarded available to the Board of Directors on request.

Attendance at Annual Meetings of Stockholders

Although we do not have a formal written policy regarding director attendance at Annual Meetings of Stockholders, it is expected that directors will attend these meetings, absent unavoidable scheduling conflicts. All directors attended the 2013 Annual Meeting of Stockholders.

Codes of Conduct and Ethics

We have adopted a Code of Conduct and Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer and principal accounting officers. The Code of Conduct and Ethics for Senior Financial Officers is available on our website at www.capebanknj.com. Amendments and waivers from the Code of Conduct and Ethics for Senior Financial Officers will be disclosed in the manner required by applicable law, rule or listing standard.

We annually adopt a Code of Conduct and Ethics that is applicable to all employees, officers and directors. Employees, officers and directors acknowledge that they will comply with all aspects of the Code of Conduct and Ethics.

Section 16(a) Beneficial Ownership Reporting Compliance

The common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. The officers and directors of Cape Bancorp, Inc. and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership. Securities and Exchange Commission rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the shares of common stock to file a Form 3, 4 or 5 on a timely basis. During 2013, our directors and officers complied with applicable requirements for transactions with the following exceptions: Mr. Roy Goldberg, Mr. Benjamin D. Goldman and Ms. Althea L.A. Skeels failed to file a Form 4 reporting their restricted stock grant in a timely manner due to administrative errors. The company is not aware of any failure to report on a timely basis by Patriot Financial Partners, GP, LLC.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. The Compensation Committee consists of directors Ritter, who serves as Chairman, Goldman, Glaser, Reynolds and Skeels. None of these individuals were officers or employees of Cape Bancorp, Inc. during the year ended December 31, 2013, or former officers of Cape Bancorp, Inc. In addition, none of these directors is an executive officer of another entity at which one of Cape Bancorp, Inc.’s executive officers serves on the Board of Directors, or had any transactions or relationships with Cape Bancorp, Inc. in 2013 requiring specific disclosure under Securities and Exchange Commission rules.

During the year ended December 31, 2013, (i) no executive officers of Cape Bancorp, Inc. served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of Cape Bancorp, Inc.; (ii) no executive officer of Cape Bancorp, Inc. served as a director of another entity, one of whose executive officers served on the Compensation Committee of Cape Bancorp, Inc.; and (iii) no executive officer of Cape Bancorp, Inc. served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Cape Bancorp, Inc.

Compensation Committee Report

The Compensation Committee has issued a report that states that it has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Proxy Statement.

The Compensation Committee

Thomas K. Ritter (Chair)

Frank J. Glaser

Benjamin Goldman

Matthew J. Reynolds

Althea L.A. Skeels

Compensation Discussion and Analysis

Executive Summary. It is the intent of the Compensation Committee to provide our Named Executive Officers with a total compensation package that is market competitive, promotes the achievement of our strategic objectives and is aligned with operating and other performance metrics to support long-term stockholder value. In addition, we have structured our executive compensation program to include elements that are intended to create appropriate balance between risk and reward.

Our results for 2013 were very strong, highlights include:

•	Net income increased by $1.0 million to $5.6 million, a 22% increase over the previous 12 month period;

•	Total assets grew by 5% and total loans grew by 9%;

•	Management successfully introduced and consummated two stock repurchase programs of 5% each, improving both earnings per share and tangible book value, which ended the year at $9.75 per share;

•	Management continued to reduce troubled credits ending the year with the ratio of non-performing loans to total gross loans falling below one percent to end the year at 0.93%.

•	Adversely Classified Assets ratio continued to drop, down to 26% from 30% the previous year;

•	Management continues commitment to drive value for the shareholders – Cape Bancorp, Inc. declared four quarterly cash dividends in 2013;

•	Stock price ended the year at $10.16, a 17% improvement over 2012.

These accomplishments are significant given the slow economic recovery, sustained very low interest rate environment, the threat of continued volatility in the U.S. and global markets, sustained higher level of unemployment, weak consumer confidence, and continued instability in the housing market.

Effect of 2013 Advisory Vote on Named Executive Officer Compensation. At our 2013 Annual Meeting, we provided our shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At our 2013 Annual Meeting of Shareholders, 94.4%, of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of our approach to executive compensation, and therefore did not significantly change its approach in 2013. The Compensation Committee will continue to consider the outcome of our say-on-pay vote, regulatory changes and emerging best practices when making future compensation decisions for the Named Executive Officers.

Compensation Highlights. In light of our improving financial performance, management’s contribution to the achievement of our business goals and in the furtherance of our compensation philosophy, the Compensation Committee took the following actions with respect to the compensation programs for our Named Executive Officers:

•	Increased Base Salary for our Chief Executive Officer. In determining Mr. Devlin’s compensation, the Board of Directors conducted a performance appraisal reviewing Mr. Devlin’s financial, strategic and operational achievements. Pearl Meyer & Partners provided the Compensation Committee with a competitive market analysis for the Chief Executive Officer. The Committee reviewed the compensation elements assessed in the analysis and Mr. Devlin’s achievements. The Committee recommended to the Board of Directors and the Board of Directors approved, raising Mr. Devlin’s base salary to $350,000 from $300,000 commencing the first pay period in 2013.

•	Increased Base Salaries for our Named Executive Officers. The Compensation Committee approved a base salary increase of 3.55% for the remaining Named Executive Officers, commencing in the first payroll period in 2013, raising the Executive Vice President and Chief Financial Officer’s base salary to $207,100 from $200,000, the Executive Vice President and Chief Lending Officer’s base salary to $204,693 from $197,696, the Executive Vice President and Chief Credit Officer’s base salary to $188,533 from $182,070 and the Executive Vice President and Chief Marketing Officer’s base salary to $196,745 from $190,000.

•	Renewed Employment Agreement. On September 24, 2012, the Board of Directors approved an updated employment agreement with Mr. Devlin which was effective October 1, 2012. This agreement reflects a term of two years. The Compensation Committee reviewed Mr. Devlin’s employment agreement in August 2013, recommending no changes.

•	Renewed Change in Control Agreements. The Compensation Committee renewed the Change in Control Agreements for our Named Executive Officers for an additional year, so that the term of those agreements will expire on September 30, 2014, unless otherwise extended.

Our Compensation Philosophy. Our compensation philosophy begins with the premise that the success of Cape Bank depends, in large part, on the dedication and commitment of the people we place in key management positions, and the incentives provided to them to successfully implement our business strategy and other corporate objectives. However, we recognize that Cape Bank operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We base our compensation decisions on four basic principles:

•	Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•	Aligning with Stockholders – We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our stockholders.

•	Driving Performance – We base compensation in part on the attainment of bank-wide, business unit and individual targets that return positive results to our bottom line.

•	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among base compensation, cash-based short-term incentive compensation and long term equity incentive awards that is competitive with our industry peers and that creates appropriate incentives for our management team. To achieve the necessary balance, the Compensation Committee of our Board of Directors works closely with independent compensation advisors to provide us with their expertise on competitive compensation practices and help us evaluate and compare our compensation program and financial performance with that of our peers. For each Named Executive Officer, a significant percentage of total cash compensation is at-risk, meaning that it is performance based and will generally be earned when Cape Bank or the Named Executive Officer is successful in ways that are aligned with and support Cape Bancorp’s interests.

To date, executive officers have been compensated only for their services to Cape Bank. Cape Bank expects to continue this practice. Cape Bancorp, Inc. will not pay any additional or separate compensation until we have a business reason to establish separate compensation programs. However, any equity-based awards made as part of Cape Bank’s Executive compensation will be made in Cape Bancorp, Inc. common stock rather than Cape Bank common stock.

This discussion is focused specifically on the compensation of the following executive officers, each of whom is named in the Summary Compensation Table which appears later in this section. These executive officers are referred to in this discussion as the “Named Executive Officers.” Mr. Michael D. Devlin was appointed President and Chief Executive Officer of Cape Bancorp, Inc. and Cape Bank on January 27, 2009, having previously served as Executive Vice President and Chief Operating Officer. Mr. Guy Hackney was appointed Executive Vice President and Chief Financial Officer on February 21, 2011, having previously served as Senior Vice President, Chief Financial Officer. Ms. Michele Pollack was appointed Executive Vice President Chief Lending Officer on May 7, 2010, Mr. James F. McGowan was appointed Executive Vice President and Chief Credit Officer on April 19, 2010 and Mr. Charles L. Pinto was appointed Executive Vice President Chief Marketing Officer on July 5, 2011.

Name	Title
Michael D. Devlin	President and Chief Executive Officer
Guy Hackney	Executive Vice President and Chief Financial Officer
Michele Pollack	Executive Vice President and Chief Lending Officer
James F. McGowan, Jr.	Executive Vice President and Chief Credit Officer
Charles L. Pinto	Executive Vice President and Chief Marketing Officer

Role of the Compensation Committee. The Compensation Committee is responsible for reviewing all compensation components for the Chief Executive Officer and the Named Executive Officers annually, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. The committee examines the total compensation mix, pay-for-performance relationship, and how all these elements, in aggregate comprise the Executive’s total compensation package ensure it is competitive in the market place and that the mix of benefits accurately reflects our compensation philosophy. The committee is charged with reviewing and approving the Chief Executive Officer’s Employment Agreement and the Named Executive Officer’s Change in Control Agreements. The Compensation Committee operates under a written charter that establishes its responsibilities. The Compensation Committee and the Board of Directors review the charter annually to ensure that the scope of the charter is consistent with the role of the committee. A copy of the charter can be found on our website under the Investor Relations tab.

Role of Management. The executive officers who serve as a resource to the Compensation Committee are the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer and the Senior Vice President and Director of Human Resources for Cape Bank. The executives provide the Compensation Committee with data, analyses, input and recommendation. The Compensation Committee considers our Chief Executive Officer’s evaluation of each Named Executive Officer’s performance and recommendation of appropriate compensation. However, our Chief Executive Officer does not participate in any decisions relating to his own compensation.

Role of the Independent Compensation Consultant. Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. Since 2008, the committee has engaged Pearl Meyer & Partners to serve as its independent compensation consultant. The consultant reports directly to the committee and carries out its responsibilities to the committee in coordination with management as requested by the committee. They work with the Compensation Committee in performing their duties and assist in the development of compensation programs that support Cape Bancorp’s strategies going forward in light of its public company status. Pearl Meyer & Partners provides various executive compensation services to the committee with respect to the Named Executive Officers and other key employees at the committee’s request. The services Pearl Meyer & Partners provides include advising the committee on the principal aspects of the executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of our program design and awards in relationship to its performance.

The committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer & Partners is independent in providing executive compensation consulting services. The committee conducted a specific review of its relationship with Pearl Meyer & Partners in 2013, and determined that Pearl Meyer & Partners work for the committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC and the NASDAQ. In making this determination, the Compensation Committee noted that during 2013:

•	Pearl Meyer & Partners did not provide any services to the Cape Bancorp, Inc. or its management other than service to the Compensation Committee, and its services were limited to executive compensation consulting.

•	Fees from the Cape Bancorp, Inc. were less than 1% of Pearl Meyer & Partner’s total revenue for year 2013;

•	Pearl Meyer & Partners maintains a Conflicts Policy which details specific policies and procedures designed to ensure independence;

•	None of the Pearl Meyer & Partners consultants had any business or personal relationship with Committee members;

•	None of the Pearl Meyer & Partners consultants had any business or personal relationship with executive officers of the Cape Bancorp, Inc.; and

•	None of the Pearl Meyer & Partners consultants directly own Cape Bancorp, Inc. stock.

The Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Compensation Objectives. The overall objectives of the Company’s compensation programs are to retain, motivate and reward employees and officers (including the Named Executive Officers) for performance, and to provide competitive compensation to attract talent to the organization. The methods used to achieve these goals for Named Executive Officers are strongly influenced by the compensation and employment practices of the Company’s competitors within the financial services industry, and elsewhere in the marketplace. We also consider each Named Executive Officer’s individual performance and contribution in achieving corporate goals, which may be subjective in nature.

Our compensation program is designed to reward the Named Executive Officers based on their level of assigned management responsibilities, individual experience and performance levels, and knowledge of our organization. The creation of long-term value is highly dependent on the development and effective execution of a sound business strategy by our executive officers.

Other considerations influencing the design of our executive compensation program include the following:

•	We operate in a highly regulated industry. We value experience in the financial services industry that promotes the safe and sound operation of Cape Bank;

•	We value executives with sufficient experience in our markets relating to the needs of our customers, products and investments in various phases of the economic cycle;

•	We operate in interest rate and credit markets that are often volatile. We value disciplined decision-making that respects our business plan but adapts quickly to change;

•	We value the retention and development of incumbent executives who meet or exceed performance objectives. Recruiting executives can be expensive, unpredictable, and have a disruptive effect on our operations; and

•	We value a constructive dialogue on executive compensation and other governance matters with our stockholders and consider the results of the annual “say-on-pay” advisory vote.

Inputs to Committee Decisions – Benchmarking. The Compensation Committee seeks to create what it believes is the best mix of base salary and annual cash incentives in delivering the Named Executive Officers’ total cash compensation. These components are evaluated in relation to benchmark data derived from information reported in publicly-available Proxy Statements or from market survey data. The objective of the compensation-setting process is to establish the appropriate level and mix of total compensation for each Named Executive Officer.

The Compensation Committee evaluates the performance of the Chief Executive Officer annually. The Committee evaluates the performance on the development of specific strategic plan objectives, operational impact and management style and effectiveness.

The Chief Executive Officer evaluates the performance of the other Named Executive Officers annually. Each annual performance review serves as the basis for adjustments to their base salary. Individual performance evaluations are tied closely to achievement of short-term and long-term goals and objectives, individual initiative, team-building skills, level of responsibility and corporate performance.

The Chief Executive Officer makes annual recommendations to the Compensation Committee for changes to the other Named Executive Officers for the following year. The Compensation Committee reviews these recommendations and makes its final recommendations to the Board of Directors.

For 2013, the Compensation Committee selected the following financial services compensation surveys for use in benchmarking Mr. Devlin’s and the other Named Executive Officers’ compensation:

SNL Executive Compensation Review

Crowe Horwath’s New Jersey Bankers Association Compensation Survey

Pearl Meyer & Partners’ Northeast Banking Compensation Survey

Another primary data source used in setting market-competitive guidelines for the executive officers is the information publicly disclosed by a peer group of other publicly traded banks. When needed, the committee requests that Pearl Meyer & Partners develop a peer group using objective parameters that reflect banks of similar asset size and region. Overall, the goal is to have 15-20 comparative banks that provide a market perspective for executive total compensation. The peer group is approved by the committee. In 2013, the committee did not utilize a public bank peer group in making decisions regarding its executive compensation program and did not engage Pearl Meyer & Partners to conduct a full review of its executive compensation program.

Risk Oversight of Compensation Programs. We believe that the compensation program is structured to be reasonably unlikely to present a material adverse risk to us based on the following factors:

•	As a community bank regulated by the Federal Deposit Insurance Corporation, the New Jersey Department of Banking and Insurance and the Federal Reserve Bank of Philadelphia, Cape Bank and Cape Bancorp adhere to defined risk guidelines, practices and controls to ensure the safety and soundness of the organization;

•	Our management and Board of Directors conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and practices that are monitored and supplemented by our internal audit function, as well as our external auditors; and

•	Our Incentive Compensation Plan is reviewed and approved by the Compensation Committee annually. The plan provides a maximum cap on payment along with weighted performance measures varying by executive depending on their role and area of focus at the Bank.

Components of Executive Compensation and 2013 Decisions. The Company’s compensation program consists of four main components: Base Salary, Annual Incentives, Long-Term Incentive/Equity, and Benefits and Perquisites. The following section summarizes the role of each component, how decisions are made and the resulting 2013 decision process as it relates to the Named Executive Officers.

Base Salary. We believe the purpose of base salary is to provide competitive and fair base compensation that recognizes each executive’s role, responsibilities, experience and performance. Base salary represents fixed compensation that is targeted to be competitive with the practices of comparable financial institutions in the region.

Typically, the Compensation Committee reviews and sets base pay for each executive in February of each year following the performance evaluation process. Competitive markets for similar roles are considered, as well as each individual’s experience, performance and contributions. Input from the Chief Executive Officer is considered in setting the executive salaries while the committee is solely responsible for determining the Chief Executive Officer’s salary.

For 2013, bank-wide compensation generally increased 4% over 2012. The President and Chief Executive Officer salary base salary increased to $350,000 from $300,000, the Executive Vice President and Chief Financial Officer’s base salary increased to $207,100 from $200,000, the Executive Vice President and Chief Lending Officer’s base salary increased to $204,693 from $197,676, the Executive Vice President and Chief Credit Officer’s base salary increased to $188,533 from $182,070, and the Executive Vice President and Chief Marketing Officer’s salary increased to $196,745 from $190,000.

In 2012, Pearl Meyer & Partners provided the Compensation Committee with a competitive market analysis for the President and Chief Executive Officer. The committee reviewed the compensation elements assessed in the analysis and recommended to the Board of Directors and the Board of Directors approved, increasing Mr. Devlin’s base salary to $350,000 from $300,000 commencing with the first pay in 2013.

The Compensation Committee approved the following base salary adjustments for the Named Executive Officers for 2014 intended to recognize each Executive’s contribution and performance. The following summarizes base salaries and the percentage increase over the past 3 years:

		January 2012 Base Salary	January 2013 Base Salary	Percent Increase in January 2013(1)	January 2014 Base Salary	Percent Increase in January 2014
Michael D. Devlin	President & CEO	$300,000	$350,000	16.66%	$360,500	3.00%
Guy Hackney	EVP, Chief Financial Officer	$178,500	$207,100	16.02%	213,313	3.00%
Michele Pollack	EVP, Chief Lending Officer	$197,676	$204,693	3.55%	210,834	3.00%
James F. McGowan, Jr.	EVP, Chief Credit Officer	$182,070	$188,533	3.55%	194,189	3.00%
Charles L. Pinto	EVP, Chief Marketing Officer	$178,500	$196,745	10.22%	202,647	3.00%

(1)	The percentage increase in this column reflects the increase in base salary from January 2012 to January 2013. However, Mr. Hackney’s base salary was increased in June 2012 to $200,000 from $178,000 and Mr. Pinto’s base salary was increased in June 2012 to $190,000 from $178,000. Accordingly, the increase in base salary in January 2013 for each of the Named Executive Officers, other than Mr. Devlin, reflected an increase of 3.55% over their base salary in December 2012.

Annual Incentives. The Compensation Committee approved and implemented a non-equity incentive compensation award plan in 2013. The Incentive Compensation Plan (“ICP”) allows all employees to participate and is designed to motivate and reward employees for achieving specific bank-wide, department and individual goals that support our strategic plan. The ICP focuses on various performance measures that are critical to Cape Bank’s growth and profitability.

Proposed performance goals are defined each year based on budgeted projections and are typically presented by the Chief Executive Officer to the Compensation Committee during the first quarter. Once the Compensation Committee finalizes and approves the performance goals, the goals are presented to the Board of Directors for final approval. The following details the framework of the 2013 Incentive Compensation Plan.

Target Incentive Opportunities. In 2013, each ICP participant had a target incentive opportunity based on competitive market practice for his/her position in Cape Bank. Each participant’s incentive opportunity is represented as a percentage of base salary. Actual incentive payouts, however, vary each year based on a combination of bank-wide, department, and/or individual performance. The table below summarizes the Named Executive Officer’s incentive payout opportunities for 2013:

	2013 Incentive Opportunity (as a percent of Base Salary)
Position	Below Threshold	Threshold Incentive Opportunity (80% of target)	Target Incentive Opportunity	Stretch Incentive Opportunity (150% of target)
President & Chief Executive Officer	0%	20.00%	25.00%	37.5%
Executive Vice President and Chief Financial Officer	0%	13.6%	17.00%	25.5%
Executive Vice President Chief Lending Officer	0%	13.6%	17.00%	25.5%
Executive Vice President Chief Credit Officer	0%	13.6%	17.00%	25.5%
Executive Vice President Chief Marketing Officer	0%	13.6%	17.00%	25.5%

Plan Gate/Trigger. In order for the 2013 ICP to activate, Cape Bancorp must achieve at least 80% of budgeted core earnings for the year. If Cape Bancorp does not achieve this level of performance, the ICP will not fund any awards for any participants. However, the Compensation Committee, upon the recommendation of management, has the ability to make discretionary incentive awards to high performing employees as needed if the plan does not activate.

Performance Measures. The performance of Cape Bank drives a significant portion of ICP incentive awards. This is to encourage teamwork and collaboration among all employees and across all business units. Incentives for the Chief Executive Officer and Named Executive Officers are based 100% on key performance measures of Cape Bank, however, weightings for each performance measure may vary by executive depending on their role and area of focus at Cape Bank. Below is a summary of Cape Bank’s performance measures and goals for 2013:

•	Budgeted Core Earnings

•	Commercial Loan Growth

•	Efficiency Ratio

•	Return on Average Assets

•	Return on Average Equity

	2013 Weighted Performance Measures
Position	Budgeted Core Earnings	Commercial Loan Growth	Efficiency Ratio	Return on Average Assets	Return on Average Equity
Chief Executive Officer	40%	30%	10%	10%	10%
Chief Financial Officer	40%	30%	10%	10%	10%
Chief Lending Officer	40%	30%	10%	10%	10%
Chief Credit Officer	40%	30%	10%	10%	10%
Chief Marketing Officer	40%	30%	10%	10%	10%

Plan Administration. The Compensation Committee of The Board of Directors authorizes the ICP and has the sole authority to interpret the ICP and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Compensation Committee is final and binding on all participants. The Compensation Committee (or Board of Directors) also has the ability to adjust, modify or cancel ICP payouts to reflect results from regulatory and/or safety and soundness exams.

Clawback Policy. The 2013 Annual Incentive Plan provides that in the event we are required to prepare an accounting restatement due to error, omission or fraud (as determined by the Board of Directors) each executive officer, considered a member of senior management (which includes all of our Named Executive Officers) will reimburse Cape Bank for part or the entire incentive award paid to the named executive officer within three years of the accounting restatement. The Compensation Committee will monitor our clawback policy as further guidance is released by the U.S. Securities and Exchange Commission as part of the Dodd-Frank Act.

2013 Decisions. The following table summarizes the 2013 performance measures and goals for the Named Executive Officers:

Performance Measure	Performance Goals
	Threshold	Target	Stretch
Budgeted Core Earnings	$11,501,000	$12,779,000	$15,335,000
Commercial Loan Growth	$31,360,000	$34,844,000	$41,813,000
Efficiency ratio	68.55%	66.55%	64.55%
Return on Average Assets	0.62%	0.69%	0.83%
Return on Average Equity	4.28%	4.75%	5.70%

The following table summarizes the 2013 performance results and the associated payouts for the Named Executive Officers:

Performance Measure	Actual Achievement
	Actual Performance	Payout Allocation
Budgeted Core Earnings	$11,836,896	85%
Commercial Loan Growth	$51,320,842	150%
Efficiency ratio	70.47%	0%
Return on Average Assets	.53%	0%
Return on Average Equity	3.80%	0%

Mr. Devlin, President and Chief Executive Officer, received $69,413 in incentive compensation for the year 2013. Mr. Hackney, Executive Vice President and Chief Financial Officer, received $27,984, Ms. Pollack, Executive Vice President and Chief Lending Officer, received $27,661, Mr. McGowan, Executive Vice President and Chief Credit Officer, received $25,353 and Mr. Pinto, Executive Vice President and Chief Marketing Officer, received $26,592.

2014 Plan. The framework for the 2014 Incentive Compensation Plan remains the same. Below is a summary of the Bank’s performance measures for 2014:

•	Budgeted Core Earnings

•	Commercial Loan Growth

•	Average Balance Core Deposit Growth

•	Return on Average Assets

•	Return on Average Equity

Long-Term Incentive/Equity Compensation. Equity incentives are among the most important elements of the total compensation package in that they directly align the interests of our Named Executive Officers to the interests of the Company’s shareholders.

On August 25, 2008, the Cape Bancorp, Inc. 2008 Equity Incentive Plan was approved by our stockholders to provide officers, employees and directors of the Company with additional incentives to promote the growth and performance of the Company. Under this plan, the Compensation Committee may grant awards of common stock and stock options to purchase common stock to employees and directors. The Compensation Committee believes that stock ownership provides a significant incentive in building stockholder value by further aligning the interests of executive officers and employees with stockholders. However, due to our declining performance in late 2008 and 2009, the Compensation Committee chose not to grant any awards in 2008 or 2009 in order not to incur the additional expense at that time. In 2010, however, in consultation with Pearl Meyers & Partners and on the basis of improved financial performance, the Compensation Committee made grants of stock options to certain executives, including our Named Executive Officers, in order to provide competitive compensation to that provided by our peers in the markets that we serve. The Compensation Committee granted the awards to vest in equal annual installments over five years in order to promote additional retention incentives. With the exception of a new hire equity grant provided to the Executive Vice President and Chief Marketing Officer in 2011, no equity awards have been granted to the Named Executive Officers since 2010. The Compensation Committee did not grant equity awards to our Named Executive Officers during the fiscal year 2013.

Executive Benefits and Perquisites. Cape Bank provides select executives with perquisites and other executive benefits that the Compensation Committee believes are reasonable and consistent with its overall compensation philosophy. The Compensation Committee reviews Cape Bank’s total benefits package on a regular basis to determine the competitiveness and appropriateness of providing executive benefits.

Perquisites. We provide perquisites to one of our Named Executive Officers. In lieu of a monthly automobile allowance, Mr. Devlin has use of an automobile (including all operating expenses) owned by Cape Bank for business and personal use. Personal use of the automobile was reported as taxable income to Mr. Devlin. The Bank has also incurred the expense of a long-term disability policy for the benefit of Mr. Devlin.

Employment / Change-in-Control Agreements. On September 24, 2012, the Board of Directors approved an updated employment agreement with Mr. Devlin which was effective on October 1, 2012. The terms of the 2012 Employment Agreement are substantially similar to those of the employment agreement previously entered into with Mr. Devlin on October 1, 2010 which includes a change in control provision. This contract reflects a term of 2 years and is designed to give Cape Bank the ability to retain the services of the designated Executive while reducing, to the extent possible, unnecessary disruptions to the operations of the Cape Bank.

The other Named Executive Officers have change in control agreements which are designed to protect the covered executives by providing severance benefits in the event of their termination in connection with or following a change in control. All of the contracts providing change in control protection contain “double trigger” provisions which provide change of control compensation for the officers only if there is both a change of control at the Company and the officer either has his or her employment terminated or he or she terminates with “good reason”.

Other Benefits. Our Named Executive Officers are also eligible for other benefits available to all other employees on substantially the same terms, such as our employee stock ownership plan (ESOP); 401(k) plan; medical, dental and vision insurance plans; long-term disability insurance plans; and life insurance plan.

Impact of Accounting and Tax on the Form of Compensation

The Compensation Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to certain Named Executive Officers is not deductible if it exceeds $1.0 million unless it qualifies as “performance-based compensation” as defined in the Internal Revenue Code and related tax regulations. Base salary is not a form of performance-based compensation. Fringe benefits also do not qualify as performance-based compensation. Annual incentive cash awards may qualify as a form of performance-based compensation under the income tax regulations. In 2013 and for prior years, we have not been subject to tax deduction limitations under Section 162(m).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” disclosure that is required by the rules established by the Securities & Exchange Commission. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Thomas K. Ritter, Chairman

Benjamin D. Goldman

Frank J. Glaser

Matthew J. Reynolds

Althea L.A. Skeels

Executive Compensation

Summary Compensation Table

The following information is furnished for the Principal Executive Officer and the Principal Financial Officer and the three other most highly compensated Executive Officers of the Company in 2013, 2012, and 2011. These five individuals are referred to as the Named Executive Officers in this proxy statement.

Name and Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation	All Other Compensation (2) ($)	Total ($)
Michael D. Devlin	2013	350,000	—	69,413	24,613	444,026
President and Chief	2012	300,000	—	55,350	13,727	369,077
Executive Officer	2011	300,000	—	—	25,910	325,910
Guy Hackney	2013	207,100	—	27,984	18,626	253,710
Executive Vice President	2012	190,077	—	22,631	9,984	222,692
Chief Financial Officer	2011	175,000	—	—	16,615	191,615
Michele Pollack	2013	204,693	—	27,661	19,781	252,135
Executive Vice President	2012	197,676	—	35,980	16,031	249,687
Chief Lending Officer	2011	193,800	—	—	16,205	210,005
James F. McGowan, Jr.	2013	188,533	—	25,353	28,512	242,398
Executive Vice President	2012	182,070	—	29,956	19,240	231,266
Chief Credit Officer	2011	178,500	—	—	17,852	196,352
Charles L. Pinto(3)	2013	196,745	—	26,592	13,925	237,262
Executive Vice President	2012	182,923	—	30,097	1,244	213,144
Chief Marketing Officer	2011	80,096	259,200	—	208	339,504

(1)	Represents the grant date fair value of the stock options awarded under the Cape Bancorp, Inc. 2008 Equity Incentive Plan. The grant date fair value of the stock option awards has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718. A discussion of the assumptions used in calculating the award values may be found at Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.
(2)	All other compensation was comprised of the following elements for the year ended December 31, 2013:

	Devlin	Hackney	Pollack	McGowan	Pinto
Perquisites*	—	—	—	—	—
Employee Stock Ownership Plan	14,055	12,804	13,368	12,639	12,639
401(k) plan (Bank match)	8,284	4,646	4,852	4,465	—
Employer paid medical	2,274	1,176	1,561	11,745	1,286

*	None of the Named Executive Officers received perquisites and personal benefits which, in the aggregate, totaled more than $10,000.
(3)	Mr. Pinto became our Executive Vice President, Chief Marketing Officer, effective in July 2011.

Employment Agreements. On September 24, 2012, the Board of Directors of Cape Bank approved an updated employment agreement with Mr. Devlin, Chief Executive Officer and President. The terms of the 2012 employment agreement are substantially similar to those of the employment agreement previously entered into with Mr. Devlin on October 1, 2010. The updated employment agreement has a term of two years and commenced on October 1, 2012. Within 90 days prior to the anniversary date of the agreement, the disinterested members of the Board of Directors of Cape Bank will conduct a comprehensive performance evaluation for purposes of determining whether to extend the term of the agreement for an additional year. If the Board of Directors determines not to extend the term, the agreement will end twelve months following the agreement’s anniversary date. In the event that at any time prior to the agreement anniversary date, Cape Bank or Cape Bancorp, Inc. enters into an agreement to effect a transaction which would be considered a change in control, the employment agreement will terminate two years following the date on which the change in control occurs. The Compensation Committee reviewed Mr. Devlin’s employment agreement in August 2013 recommending no changes.

Mr. Devlin’s annual base salary under the agreement in 2013 was $350,000 and in 2014 is $360,500. In addition, Mr. Devlin is entitled to participate in incentive compensation and bonus plans and employee benefit plans of Cape Bank. Mr. Devlin is entitled to be reimbursement of business expenses, including fees for memberships in organizations that Mr. Devlin and Cape Bank mutually agree are necessary and appropriate with the performance of his duties.

In the event of Mr. Devlin’s death, Mr. Devlin’s estate or beneficiary will receive Mr. Devlin’s compensation due through the last day of the calendar month in which the death occurs and Cape Bank will continue to provide Mr. Devlin’s family non-taxable medical and dental benefits for one year after Mr. Devlin’s death. In the event of Mr. Devlin’s disability, Mr. Devlin will be entitled to life insurance and non-taxable medical and dental coverage for two years after the agreement’s termination due to disability, provided that, if earlier, such medical and dental coverage will cease on the date Mr. Devlin becomes eligible for Medicare, unless Mr. Devlin is covered by family coverage or coverage for self and spouse, in which case Mr. Devlin’s family or spouse will continue to be covered for the remainder of the two-year period. In the event of Mr. Devlin’s voluntarily termination of his employment, Mr. Devlin will receive his compensation and vested rights and benefits to the date of his termination. In the event the Board of Directors terminates Mr. Devlin’s employment without cause or Mr. Devlin terminates his employment within sixty days following an event constituting “good reason,” Mr. Devlin will be entitled to a lump-sum cash payment equal to two times his base salary and average bonus earned during the three years prior to the year in which the termination occurs. The following circumstances constitute “good reason”: (A) the failure to elect or reelect or to appoint or reappoint Mr. Devlin to his executive position, or a material change in his position which would cause his position to become one of lesser responsibility, importance or scope of authority; (B) a liquidation or dissolution of Cape Bank (other than a liquidation or dissolution that does not effect his executive status); (C) a reduction in his salary or benefits other than as part of an employee-wide reduction; (D) a relocation of his principal place of employment by more than 50 miles from its location as of the date of the agreement; or (E) a material breach of the agreement. In addition, Mr. Devlin will be entitled, at no expense to him, to the continuation of substantially comparable life, medical and dental coverage for two years following his date of termination, provided that, if earlier, such medical and dental coverage will cease on the date Mr. Devlin becomes eligible for Medicare unless he is covered by family coverage or coverage for self and spouse, in which case Mr. Devlin’s family or spouse will continue to be covered for the remainder of the two-year period, or the date on which he obtains substantially similar coverage from another employer. In the event Cape Bank terminates Mr. Devlin’s employment without cause or Mr. Devlin voluntarily terminates his employment with good reason within one year after a change in control of Cape Bank or Cape Bancorp, Inc., Mr. Devlin will be entitled to the same severance benefits as those described above. In the event the payment or provision benefits in kind would be deemed illegal or subject to taxes or penalties, such benefits will be replaced with a cash lump sum payment, to the extent permitted by law.

The agreement provides that for one year following Mr. Devlin’s termination (other than termination of employment following a change in control), Mr. Devlin agrees not to (i) compete with Cape Bank or Cape Bancorp, Inc. within 25 miles of the locations in which Cape Bank or Cape Bancorp, Inc. has business operations or has filed an application for regulatory approval to establish an office; (ii) directly or indirectly solicit any Officer or Employee to terminate their employment with Cape Bank or Cape Bancorp, Inc. and accept employment with or become affiliated with or provide services to a business that competes with the business of Cape Bank, Cape Bancorp, Inc. or any subsidiary or affiliate that has headquarters or offices within 25 miles of any location in which Cape Bank or Cape Bancorp, Inc. has business operations or has filed an application for regulatory approval to establish an office; or (iii) solicit or cause any customer of Cape Bank to terminate an existing business or commercial relationship with Cape Bank.

Change in Control Agreements. Cape Bank entered into change in control agreements with several officers, including, Guy Hackney, Executive Vice President and Chief Financial Officer, Michele Pollack, Executive Vice President and Chief Lending Officer, James F. McGowan, Jr., Executive Vice President and Chief Credit Officer and Charles L. Pinto, Executive Vice President and Chief Marketing Officer. The term of each of the change in control agreements is 12 months. Within 90 days prior to the anniversary date of the agreements, the disinterested members of the Board of Directors of Cape Bank will conduct a comprehensive performance evaluation for purposes of determining whether to extend the term of the agreements. If the Board of Directors determines not to extend the term of any of the agreements, such agreements will end on the anniversary date of the agreements. In the event that, at any time prior to the anniversary date of the agreement, Cape Bank or Cape Bancorp, Inc. enters into an agreement to effect a transaction which would constitute a change in control, the agreements will terminate twelve months following the date on which the change in control occurs.

In the event of termination of employment within twelve months following a change in control and during the term of the agreements by Cape Bank for other than cause, or by the executive for “good reason,” as defined in the agreements, then Cape Bank will pay the Named Executive Officers a severance pay lump-sum cash payment equal to two times the executive’s base salary and average bonus earned during the three years prior to the year in which the termination occurs. In addition, each executive will be entitled, at no expense to him or her, to the continuation of substantially comparable life, medical and dental coverage for two years following the date of termination, provided that, if earlier, such medical and dental coverage will cease on the date the executive becomes eligible for Medicare unless he or she is covered by family coverage or coverage for self and spouse, in which case the executive’s family or spouse will continue to be covered for the remainder of the two-year period. In the event the payment or provision of benefits in kind would be deemed illegal or subject to taxes or penalties, such benefits will be replaced with a cash lump sum payment, to the extent permitted by law.

Each agreement provides that for one year following the termination of employment for which the Executive is entitled to a benefit, the Executive agrees not to (i) solicit or take any other action intended to have the effect of causing any officer or employee of Cape Bank or Cape Bancorp, Inc. to terminate employment and accept employment with or become affiliated with or provide services to a business that competes with the business of Cape Bank, Cape Bancorp, Inc. or any subsidiary or affiliate, that has headquarters or offices within 25 miles of any location in which Cape Bank or Cape Bancorp, Inc. has business operations or has filed an application for regulatory approval to establish an office; or (ii) solicit or take any other action intended to cause any customer of Cape Bank to terminate an existing business or commercial relationship with Cape Bank.

In August 2013, upon the recommendation of the President and Chief Executive Officer, the Compensation Committee provided notification to the Named Executive Officers that their change in control agreements would be extended for one year with an anniversary date of October 1, 2014.

Grants of Plan-Based Awards

There were no stock option awards granted in 2013 to the Named Executive Officers named in the Summary Compensation Table. The Grants of Plan-Based Awards table below summarizes the Named Executive Officers’ non-equity incentive plan payout award opportunities for 2013:

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Grant Date	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)
Michael D. Devlin	05/20/2013	70,000	87,500	131,250
Guy Hackney	05/20/2013	28,166	35,207	52,811
Michele Pollack	05/20/2013	27,838	34,798	52,197
James F. McGowan, Jr.	05/20/2013	25,640	32,051	48,076
Charles L. Pinto	05/20/2013	26,757	33,447	50,170

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth certain information pertaining to outstanding equity awards held by the Named Executive Officers at the fiscal year end December 31, 2013. The number of options held at December 31, 2013 includes options granted under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael D. Devlin	180,000	120,000	—	7.27	06/20/2020
Guy Hackney	36,000	24,000	—	7.27	06/20/2020
Michele Pollack	36,000	24,000	—	7.27	06/20/2020
James F. McGowan, Jr.	36,000	24,000	—	7.27	06/20/2020
Charles L. Pinto	24,000	36,000	—	10.19	07/05/2021

Potential Payments Upon Termination or Change in Control – Employment Agreements

The following table sets forth estimates of the amounts that would be payable to our Named Executive Officers, under their employment agreements or change in control agreements and stock option agreements in the event of their termination of employment on December 31, 2013, under designated circumstances. The table does not include vested or accrued benefits under any tax-qualified benefit plans that do not discriminate in scope, terms or operation in favor of Executive Officers. The estimates shown are highly dependent on a variety of factors, including but not limited to the date of termination, interest rates, federal, state, and local tax rates, and compensation history. Actual payments due could vary substantially from the estimates shown. We consider each termination scenario listed below to be exclusive of all other scenarios and do not expect that any of our Executive Officers would be eligible to collect the benefits shown under more than one termination scenario. If an Executive Officer is terminated for “cause” as defined in the employment agreement or change in control agreement, the Company has no contractual payment or other obligations under the employment agreement or change in control agreement.

	Mr. Devlin		Mr. Hackney		Ms. Pollack		Mr. McGowan		Mr. Pinto
Discharge Without Cause or Resignation With Good Reason — no Change in Control
Salary (lump sum)	$700,000	(1)	$—		$—		$—		$—
Bonus (lump sum)	18,450	(1)	—		—		—		—
Medical, dental and life insurance benefits	5,900	(1)	—		—		—		—
Acceleration of vesting of stock options	—		—		—		—		—

Total	$724,350		$—		$—		$—		$—
Discharge Without Cause or Resignation With Good Reason — Change in Control Related
Salary (lump sum)	$700,000	(1)	$414,200	(4)	$409,386	(4)	$377,066	(4)	$393,490	(4)
Bonus (lump sum)	18,450	(1)	7,544	(4)	11,993	(4)	9,985	(4)	10,032	(4)
Medical, dental and life insurance benefits	5,900	(1)	3,028	(4)	3,394	(4)	34,273	(4)	2,573	(4)
Acceleration of vesting of stock options	346,800	(3)	69,360	(3)	69,360	(3)	69,360	(3)	—	(3)

Total	$1,071,150		$494,132		$494,133		$490,684		$406,095
Disability
Salary continuation	$—		$—		$—		$—		$—
Medical, dental and life insurance benefits	5,900	(2)	—		—		—		—
Acceleration of vesting of stock options	346,800	(3)	69,360	(3)	69,360	(3)	69,360	(3)	—	(3)

Total	$352,700		$69,360		$69,360		$69,360		$—
Death
Salary (lump-sum payment)	$—		$—		$—		$—		$—
Medical, dental and life insurance benefits	—		—		—		—		—
Acceleration of vesting of stock options	346,800	(3)	69,360	(3)	69,360	(3)	69,360	(3)	—	(3)

Total	$346,800		$69,360		$69,360		$69,360		$—

(1)	In the event of termination without cause (including a termination without cause following a change in control), Mr. Devlin’s employment agreement provides for a payment of two times base salary ($350,000) and the average bonus ($18,450) earned (other than signing and retention bonuses) during the three (3) years prior to the year in which the termination occurs, plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for Executive prior to termination of employment for a period of two years of approximately ($5,900).
(2)	In the event of disability, Mr. Devlin’s employment agreement provides that he will be entitled the non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for Executive prior to disability for a period of two years of approximately ($5,900).
(3)	Amounts represent the value of unvested stock option awards at December 31, 2013 equal to 120,000 options, 24,000 options, 24,000 options, and 24,000 options for Mr. Devlin, Mr. Hackney, Ms. Pollack and Mr. McGowan respectively, multiplied by $2.89 per option. The $2.89 value of each option represents the closing price of the Cape Bancorp’s stock on December 31, 2013 of $10.16 per share less the option exercise price of $7.27 per share. In the case of Mr. Pinto, his options were granted and valued on July 05, 2011 at an exercise price $10.19, resulting in no value at the end of December 31, 2013.
(4)	In the event of termination without cause (including a termination without cause following a change in control), Mr. Hackney’s, Ms. Pollack’s, Mr. McGowan’s and Mr. Pinto’s change in control agreements provide for a severance payment equal to two years or 2 times base salary ($207,100, $204,693, $188,533 and $196,745 respectively), and the average bonus earned during the three (3) years prior to the year in which the termination occurs ($3,028, $3,394, $34,273 and $2,573 respectively), plus non-taxable medical and dental coverage and life insurance coverage for a period of two (2) years, of approximately ($3,028, $3,394, $34,273 and $2,573 respectively).

Director Compensation

The following table provides the compensation received by individuals who served as non-employee Directors of Cape Bank during 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($))(2)		Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)
Agostino R. Fabietti	39,622	—		—		—	41	39,663
Frank J. Glaser	30,222	—		—		—	41	30,263
Roy Goldberg	30,400	12,430	(3)	26,668	(5)	—	—	69,498
Benjamin D. Goldman	26,650	12,430	(3)	26,668	(5)	—	—	65,748
David C. Ingersoll, Jr.	30,703	—		—		—	41	30,744
James J. Lynch	26,500	—		—		—	41	26,541
Matthew J. Reynolds	31,550	—		—		—	41	31,591
Thomas K. Ritter	39,050	—		—		—	—	39,050
Althea L.A. Skeels	24,850	12,430	(3)	26,668	(5)	—	—	63,948

(1)	Comprised of retainer, committee fees, and Chairman fees.
(2)	Directors Fabietti, Glaser, Ingersoll, Lynch, Reynolds and Ritter held 825 shares of Restricted Stock at December 31, 2013.
(3)	Messrs. Goldberg and Goldman and Ms. Skeels were granted 1,375 Restricted Stock on September 16, 2013 with 275 vesting on September 16, 2014; 275 vesting on September 16, 2015; 275 vesting on September 16, 2016; 275 vesting on September 16, 2017 and 275 vesting on September 16, 2018. The amount reflected in this column is the grant date fair value of the Restricted Stock awards, determined in accordance with the stock based accounting rules under FASB ASC Topic 718. Under these rules the grant date fair value of the Restricted Stock is its closing price on the date of the award, multiplied times the number of shares owned.
(4)	Directors Fabietti, Glaser, Ingersoll, Lynch, and Ritter each held 2,950 Stock Options at December 31, 2013 of which 1,770 stock options were vested in each Director. Mr. Reynolds held 2,360 Stock Options at December 31, 2012 of which 1,180 were vested.
(5)	Messrs. Goldberg and Goldman and Ms. Skeels were granted 2,950 Stock Options on September 16, 2013 with 590 vesting on September 16, 2014; 590 vesting on September 16, 2015; 590 vesting on September 16, 2016; 590 vesting on September 16, 2017 and 590 vesting on September 16, 2018. The amount reflected in this column reflects the grant date fair value of the Stock Options awarded on September 16, 2013. The grant date fair value of the stock option awards has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718. A discussion of the assumptions used in calculating the award values may be found at Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.
(6)	The amount in this column reflects the cash dividend payments on restricted stock.

Retainer and Meeting Fees For Non-Employee Directors. For 2013, non-employee Directors of Cape Bank were paid an annual retainer of $22,000 (payable bi-weekly) as well as an annual retainer ranging $2,500 to $4,000 (payable bi-weekly) for Committee Chairman and a range of $350 to $500 for a committee meeting. For 2014, the Compensation Committee recommend to the Board of Directors raising the director’s annual retainer to $29,000 from $22,000. The Board of Directors approved this increase effective March 24, 2014. Directors do not receive any additional fees for their service on the Board of Directors of Cape Bancorp, Inc.

Director Retirement Plan. In 2008, the Bank froze the Director’s Retirement Plan. This previously amended and restated retirement plan was represented by individual agreements with the directors. In accordance with each director’s retirement agreement, the director is entitled to a normal retirement benefit upon termination of service on or after the director’s normal retirement age, equal to 2.5% times the director’s years of service with Cape Bank (not to exceed a benefit equal to 50%) of the average of the greatest fees earned by a Director during any five consecutive calendar years. This benefit is payable to the director in equal monthly installments for a period of 10 years.

Transactions with Directors and Management

Loans and Extensions of Credit. The aggregate amount of loans by Cape Bank to its Executive Officers and Directors, and their affiliates, was $7.3 million at December 31, 2013. As of that date, all of these loans were performing according to their original terms. Cape Bank had a policy of offering a 100 basis point interest rate discount to its employees (including officers) for loans on their primary residence. Effective December 31, 2008, this policy was discontinued. No such discounted loans were offered by Cape Bank to its Directors. The outstanding loans made to our Directors and members of their immediate families were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Cape Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

Set forth below is certain information for the loans made by Cape Bank to its Named Executive Officers who were indebted to Cape Bank at any time since January 1, 2009. All loans are secured loans and designated as residential loans are first mortgage loans secured by the borrower’s principal place of residence. Mr. Hackney chose not to participate in the employee discount loan program.

Name of Individual	Loan Type	Date Originated	Original Loan Amount ($)	Highest Balance During Fiscal 2013 ($)	Balance on December 31, 2013 ($)	Interest Rate on December 31, 2013
Guy Hackney(1)	Residential	4/9/2003	130,000	6,076	0	4.75%
Guy Hackney	HELOC	8/19/2011	50,000	8,652	0	3.25%

(1)	Mr. Hackney closed his residential loan during 2013, resulting in a 0 balance on December 31, 2013.

Other Transactions. Frank J Glaser, in addition to his duties as a director of Cape Bancorp and Cape Bank, is the owner of James Candy Company. Mr. Glaser’s company received approximately $994 in fees for candy provided to the Bank.

Indemnification for Directors and Officers

Cape Bancorp’s Bylaws provide that Cape Bancorp shall indemnify all officers, directors and employees of Cape Bancorp to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Cape Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under Maryland law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Cape Bancorp pursuant to its Bylaws or otherwise, Cape Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore, is, unenforceable.

PROPOSAL II — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the year ended December 31, 2013 was Crowe Horwath LLP. Our Audit Committee has approved the engagement of Crowe Horwath LLP to be our independent registered public accounting firm for the year ending December 31, 2014. At the Annual Meeting, the stockholders will consider and vote on the ratification of the engagement of Crowe Horwath for the year ending December 31, 2014. Representatives of Crowe Horwath LLP are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if he/she so desires.

Stockholder ratification of the selection of Crowe Horwath LLP is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interest of Cape Bancorp, Inc. and its stockholders.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosures

As previously disclosed by Cape Bancorp, on December 10, 2012, the Audit Committee of the Board of Directors of Cape Bank dismissed KPMG LLP as its independent certified public accountants.

As previously disclosed by Cape Bancorp, KPMG LLP reported on Cape Bank’s Consolidated Financial Statements as of and for the years ended December 31, 2011 and 2012, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. KPMG LLP reported on Cape Bank’s Consolidate Financial Statements for the year ending December 31, 2012, which did not contain an adverse or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

As previously disclosed by Cape Bancorp, during the years ended December 31, 2011 and 2010 and the subsequent interim period through December 31, 2012, there were no disagreements with KPMG LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG LLP, would have caused them to make a reference thereto in their reports on the consolidated financial statements for such years. During the years ended December 31, 2011 and 2010 there were no reportable events described in Item 304(a)(1)(iv)of SEC Regulation S-K.

Audit Fees

Set forth below is certain information concerning aggregate fees billed for professional services rendered by Crowe Horwath LLP and KPMG LLP during the year ended December 31, 2013 and for KPMG LLP during the year ended 2012.

The aggregate fees included in the Audit Fees category were fees billed for the calendar years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the stated periods.

	Year Ended December 31, 2013	Year Ended December 31, 2012
Audit Fees	$381,524	$401,261
Audit-Related Fees	15,000	—
Tax Fees	—	—
All Other Fees	5,433	—

Audit Fees. Audit fees of $381,524 for the year ended December 31, 2013 and $401,261 for the year ended December 31, 2012 were for professional services rendered for the audits of our consolidated financial statements, included in our annual report on Form 10-K, review of the financial statements included in our quarterly reports on Form 10-Q and the audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 and 2012.

Audit-Related Fees. Audit-related fees of $15,000 for the year ended 2013 were for services related to benefits plans. There were no Audit-related fees for the year ended December 31, 2012.

Tax Fees. Cape Bancorp determined that the independent registered public accounting firm would not perform the preparation and filing of its corporate tax returns, tax compliance and other tax-related services for 2013 or 2012.

All Other Fees. Other fees totaled $5,433 for the year ended December 31, 2013. Such fees were for services rendered in connection with an SEC filing. There were no other fees billed for the year ended December 2012.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving an engagement letter prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All audit-related fees, tax fees and all other fees described above were approved either as part of our engagement of Crowe Horwath LLP and KPMG LLP or pursuant to the pre-approval policy described above.

In order to ratify the selection of Crowe Horwath LLP as the independent registered public accounting firm for the year ending December 31, 2014, the proposal must receive a majority of the votes represented at the Annual Meeting, without regard to broker non-votes, in favor of such ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF CROWE HORWATH LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

PROPOSAL III—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Principal Executive Officer, our Principal Financial Officer and our three other most highly compensated Executive Officers of Cape Bancorp, Inc. (“Named Executive Officers”) is described in “PROPOSAL I—ELECTION OF DIRECTORS—Executive Compensation.” Stockholders are urged to read the Executive Compensation section of this Proxy Statement, which discusses our compensation policies and procedures with respect to our Named Executive Officers.

Stockholders will be asked at the Annual Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the stockholders of Cape Bancorp, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Executive Compensation section of the Proxy Statement.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourages all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL III.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED

AT AN ANNUAL MEETING

Our bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an Annual Meeting of Stockholders. In order for a stockholder to properly bring business before an Annual Meeting, or to propose a nominee to the Board of Directors, the stockholder must give written notice to our Secretary not less than 90 days prior to the date of our proxy materials for the preceding year’s Annual Meeting; provided, however, that if the date of the Annual Meeting is advanced more than 20 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s Annual Meeting, notice by the stockholder, to be timely, must be received not earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of (A) the 90th day prior to the date of such Annual Meeting or (B) the tenth day following the first to occur of (i) the day on which notice of the date of the Annual Meeting was mailed or otherwise transmitted or (ii) the day on which we first make public announcement of the date of the Annual Meeting. The notice must include the stockholder’s name, record address, and number of shares owned; describe briefly the proposed business, the reasons for bringing the business before the Annual Meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require us to include in the Proxy Statement and proxy relating to an Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Advance written notice of business or nominations to the Board of Directors to be brought before the 2015 Annual Meeting of Stockholders must be given to us no later than January 27, 2015. The date on which the 2015 Annual Meeting of Stockholders is expected to be held is April 27, 2015.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2015 Annual Meeting of Stockholders, any Stockholder proposal to take action at such meeting must be received at our executive office, 225 North Main Street, Cape May Court House, New Jersey 08210, no later than January 27, 2015. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by Cape Bancorp, Inc. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares of common stock. In addition to solicitations by mail, our Directors, Executive Officers and regular employees may solicit proxies personally, by telegraph, telephone or other forms of communication without additional compensation. A copy of our Annual Report on Form 10-K for the year ended December 31, 2013 is available on our website at www.capebanknj.com. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to us.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Joan B. Ditmars
Joan B. Ditmars
Corporate Secretary

Cape May Court House, New Jersey

March 24, 2014

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site CAPE BANCORP, INC. and follow the instructions to obtain your records and to create an electronic 225 NORTH MAIN STREET voting instruction form. CAPE MAY COURT HOUSE, NJ 08210 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M67404-P46920 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CAPE BANCORP, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: 1. Election of Directors Nominees: 01) Agostino R. Fabietti 02) Roy Goldberg 03) James J. Lynch The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 2. The rati?cation of the appointment of Crowe Horwath LLP as independent registered public accounting ?rm of Cape Bancorp, Inc. for the ?scal year ending December 31, 2014. 3. The Advisory (non-binding) vote to approve the Company’s executive compensation. NOTE: The transaction of such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. M67405-P46920 CAPE BANCORP, INC. Annual Meeting of Stockholders April 28, 2014 9:00 AM For Stockholders: this proxy is solicited by the Board of Directors For ESOP and 401(k) Plan Participants: this proxy is solicited by the Trustee The undersigned stockholder hereby appoints the of?cial proxy committee of Cape Bancorp, Inc. (the “Company”), consisting of Michael D. Devlin and Frank J. Glaser or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on April 28, 2014 at 9:00 a.m., local time, at The Great Bay Country Club, 901 Mays Landing Road, Somers Point, New Jersey, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting. IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. VOTING CUT-OFF FOR ESOP AND 401(k) PLAN PARTICIPANTS IS 5:00 PM EDT ON APRIL 22, 2014. If the undersigned is a participant in the Cape Bank ESOP and/or the Cape Bank 401(k) Plan, by signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs the Trustee of the ESOP and the 401(k) Plan to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the voting at the Annual Meeting of Stockholders of Cape Bancorp, Inc. to be held on April 28, 2014, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the meeting and any and all adjournments thereof. IF THIS PROXY IS PROPERLY SIGNED, DATED AND RETURNED, THE SHARES HELD ON THE UNDERSIGNED’S BEHALF IN THE ESOP AND/OR 401(k) PLAN WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE ESOP AND 401(K) PLAN. Continued and to be signed on reverse side